SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934

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☐	Definitive Information Statement

MATCHES, INC.

(Name of Registrant as Specified in its Charter)

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MATCHES, INC.

Yongle Development Zone, Huangjing Town,

Taicang City, Jiangsu Province, China, 215427

(86)-512-53818777

NOTICE OF SHAREHOLDER MEETING

To Our Shareholders,

NOTICE IS HEREBY GIVEN to the shareholders of Matches, Inc. (the “Company,” “us,” or “our”) as of the close of business on February 28, 2011 (the “Record Date”) that a Special Meeting of Shareholders (the "Special Meeting") shall be held at 8:00 am, Monday, March 21, 2011 at 73726 Alessandro,  Suite 103, Palm Desert, California, 92260

on the following proposed actions:

A.

That the Company implement a reverse stock split of our shares of Common Stock outstanding as of February 28, 2011 on the basis of one post-split share of Common Stock for every thirteen pre-split shares of Common Stock, or such ratio ranging from 1-for-10 to 1-for 16 as may be determined by the Board of Directors, in their discretion (the “Reverse Stock Split”);

B.

That the Company file a Certificate of Amendment of our Articles of Incorporation with the Secretary of State of the State of Wyoming to effect the Reverse Stock Split;

C.

That the Company further amend our Articles of Incorporation change the name of the Corporation to Jinkai Synthetic Fiber, Inc., or such similar name as may be determined by the Board of Directors; and

D.

That the Company further amend our Articles of Incorporation to provide that in the future, any action requiring shareholder approval may be adopted by a majority of the shareholders voting by written consent in lieu of a meeting.

The Board of Directors have called the Special Meeting and unanimously approved the above matters on December 23, 2010. The accompanying Information Statement is furnished to all shareholders of the Company pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended, and the rules thereunder.

Our shareholders of record as of the close of business on the Record Date are entitled to receive this Notice of Special Meeting and the attached Information Statement. We are mailing the Notice of Meeting and the Information Statement on or about February 28, 2011 to such shareholders of record on the Record Date.

WE ARE NOT ASKING YOU FOR YOUR PROXY OR WRITTEN CONSENT AND YOU ARE NOT REQUESTED TO SEND US ONE.

By Order of the Board of Directors,

/s/ Chen Jinle

Chen Jinle

Chairman and Chief Executive Officer

Taicang City, Jiangsu Province, China

February 28, 2011

MATCHES, INC.

Yongle Development Zone, Huangjing Town,

Taicang City, Jiangsu Province, China, 215427

(86)-512-53818777

INFORMATION STATEMENT

This information statement (the “Information Statement”) is being furnished on or about February 28, 2011 (the “Mailing Date”) to all shareholders of record on the Mailing Date of Matches, Inc. (the “Company,” “us,” or “our”), in connection with a Special Meeting of Shareholders to be held on January 24, 2011 to adopt the following resolutions:

RESOLVED, that the Company change the name of the Company (the "Name Change") by amending Article 1 of its Articles of Incorporation to change the name of the Company to " Jinkai Synthetic Fiber, Inc."  or such similar name as may be determined in the discretion of the Board of Directors;

RESOLVED, that the Company effect a reverse stock split of its common stock ("Reverse Split,")  to wit: "On the Effective Date, each thirteen shares of the Company issued and outstanding and held by a shareholder or held as treasury shares (the “Old Common Stock”) shall automatically and without any action on the part of the holder thereof, be reclassified into one (1) share of common stock which the Corporation shall be authorized to issue immediately subsequent to the Effective Date (the “New Common Stock”). Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of the Old Common Stock (the “Old Certificates”) shall, from and after the Effective Date, be entitled to receive, upon surrender of such Old Certificates to the Corporation for cancellation, a certificate or certificates representing the shares of the New Common Stock into which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. Any fractional shares which otherwise should be issued shall be rounded to the nearest whole share, but not less than one share. The Effective Date shall be 5 pm on the date this Amendment is filed with the Wyoming Secretary of State"; and

RESOLVED, that the ratio of the reverse stock split may be varied in the discretion of the Board of Directors from one-for-ten to one-for-sixteen, in the sole discretion of the Board of Directors;  and

RESOLVED, that the Company amend Article 5 of the Articles of Incorporation, which currently states  "Article 5. Number and class of shares the corporation will have the authority to issue: 80,000,000 Common Shares" to append thereto the required language to effect the Reverse Split;  and

RESOLVED, that the Company amend its Articles of Incorporation to append a new Article 9 to eliminate the need to hold a meeting of shareholders if the holders of a majority of the outstanding shares entitled to vote have approved the matter which could have been brought before the shareholders (the "Consent Amendment"), to read as follows: " Any action required or permitted to be taken at a shareholders' meeting may be taken without a meeting, and without prior notice, if consents in writing setting forth the action so taken are signed by the holders of outstanding shares having not less than the minimum number of votes that would be required to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted.  The written consent shall bear the date of signature of the shareholder who signs the consent and be delivered to the corporation for inclusion in the minutes or filing with the corporate records."

The Board of Directors has approved the Reverse Stock Split,  the Name Change and the Consent Amendment by unanimous written consent on December 23, 2010, as it believes that such actions are in the best interests of the Company. As of February 28, 2011, we had outstanding 78,525,000 shares of Common Stock and the Company has the obligation to issue additional shares for a total of 179,473,684 pre split shares. Each share of Common Stock entitles the holder to one vote on all matters on which holders are permitted to vote. Pursuant to the Wyoming Business Corporation Act, the adoption of the foregoing resolutions requires the affirmative vote of a majority of the outstanding shares present at the Special Meeting, provided that a legal quorum (more than 50% of the outstanding shares)  is present at the meeting. Therefore, the above matters could be approved by shareholders holding only 25.5% of the outstanding shares. Nevertheless, the majority shareholder of the Company, Hung Tsui Mei, holding 61,851,263 shares or 78.8%) has indicated that she intends to vote FOR approval of the Reverse Split, Name Change and Consent Amendment. If she does vote as indicated, approval of these matters is assured.

WE ARE NOT ASKING YOU FOR A PROXY OR CONSENT AND YOU ARE REQUESTED NOT TO SEND US A PROXY OR CONSENT.

Our Board of Directors does not intend to solicit any proxies or consents in connection with the foregoing actions.

OUTSTANDING SHARES AND VOTING RIGHTS

As of the Record Date, the Company’s authorized capitalization consists of 80,000,000 shares of Common Stock, of which 78,525,000 shares were issued and outstanding. However, the Company has a contractual obligation to issue an additional 100,948,684 shares in connection with the acquisition on December 22, 2010 of Golden Stone Rising Limited;  that if all the shares required to be issued, were issued, the number to be outstanding would be 179,473,684. Holders of Common Stock have no preemptive rights to acquire or subscribe to any additional shares of Common Stock. Each share of Common Stock entitles its holder to one vote on each matter submitted to the shareholders.

Our principal executive offices are located at Suzhou Jinkai Textile Co., Ltd., Yongle Development Zone, Huangjing Town, Taicang City, Jiangsu Province, China, 215427. This Information Statement will be mailed on or about February 28, 2011 to shareholders of record as of the close of business on February 28, 2011 (the “Record Date”). It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward this Information Statement to the beneficial owners of our Common Stock held of record by such persons and that we will reimburse them for their reasonable expenses incurred in connection therewith.

The expenses of mailing this Information Statement will be borne by us, including expenses in connection with the preparation and mailing of this Information Statement and all documents that now accompany or may hereafter supplement it.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information relating to the beneficial ownership of Common Stock as of the date of this report, without giving effect to the Reverse Stock Split, by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each of our directors and executive officers, and (iii) all officers and directors as a group. Unless otherwise noted below, we believe that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. For purposes hereof, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options or the conversion of convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that any warrants, options or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof, have been exercised. We have agreed to issue an additional 100,948,684 shares of Common Stock to the shareholders of Golden Stone Rising Limited, a British Virgin Islands company (“Golden”).  This issuance would take place immediately after the adoption of the matters set forth in this Information Statement; however, the Name Change, Reverse Split and Consent Amendment were not prerequisites to the acquisition of Golden. Therefore, this table displays both our current beneficial ownership structure and the effect of such amendment and issuance.

Names and Addresses of Beneficial(1) Owners	Amount and Nature of Beneficial Ownership on February 28, 2010	% of Class	Amount and Nature of Beneficial Ownership after issuances following increase of authorized shares	% of Class

Chen Jinchai, Director	0	0	0	0
Zhao Zhimeng, Chief Financial Officer	0	0	0	0
Zeng Jin, Director	0	0	0	0
Zhang Xiqing Chief Operating Officer	0	0	0	0
Chen Jinle, Chief Executive Officer And Chairperson of the Board(2)	27,483,750	35.0%	62,815,789	35.0%
Hung, Tsui Mei(3)	61,851,263	78.8%	162,196,111	90.4%
Chen Yilong(2)	7,067,250	9.0%	16,152,632	9.0%
Chen Yongbin(2)	4,711,500	6.0%	10,768,421	6.0%
Zhao Shan’gao(2)	4,711,500	6.0%	10,768,421	6.0%
All directors and officers as a group (4 persons)	27,483,750	35.0%	62,815,789	35.0%

(1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities anticipated to be exercisable or convertible at or within 60 days of the date hereof, are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. The indication herein that shares are anticipated to be beneficially owned is not an admission on the part of the listed stockholder that he, she or it is or will be a direct or indirect beneficial owner of those shares.

(2)	Represents shares this person is entitled to purchase from Hung Tsui Mei under an option agreement.
(3)

Address of this shareholder is Yongle Development Zone, Huangjing Town, Taicang City, Jiangsu Province, China, 215427. This person has granted options to purchase all of his shares for nominal consideration to 16 persons, including Chen Jinle, Zhao Shan’gao, and Chen Yongbin.

CHANGE IN CONTROL

On December 22, 2010, pursuant to the terms of  an Agreement and Plan of Reorganization (the “Exchange Agreement”), we acquired Golden Stone Rising Limited, a British Virgin Islands company (“Golden”). Golden, through its subsidiaries and controlled operations in the People’s Republic of China (the “PRC” or “China”), is in the business of producing polyester chemical fibers. We agreed to acquire Golden  by issuing 170,948,684 shares of Common Stock of the Company, constituting 95.25% of the company.  Due to a shortage of currently authorized shares, 70,000,000 shares were issued at the Closing of the acquisition and the remaining amount will be issued after the Company has completed an amendment to its articles to increase its authorized shares or after the Reverse Stock Split.  Control was assumed from Neville Pearson and is now exercised by our majority shareholder, Hung Tsui Mei, and by our Chairman and Chief Executive Officer Chen Jinle. Reference is made to the disclosure under the caption "Security Ownership of Certain Beneficial Owners and Management" above.

REVERSE STOCK SPLIT AND AMENDMENTS

General

The Board of Directors has unanimously adopted the Reverse Stock Split, the Name Change and the Consent Amendment on December 23, 2010 as believes these corporate actions are in the best interests of the Company and its shareholders.

Vote Required

Adoption of the Reverse Stock Split, the Name Change and the Consent Amendment o requires the approval by holders of at least a majority of the outstanding shares of the Common Stock who are present, or represented, and entitled to vote thereon, at the Special Meeting. The required quorum is a majority of the outstanding shares. Wyoming Business Corporation Act §16-17-725 provides that (except with respect to any election of directors)  for purposes of establishing a quorum if the Special Meeting is adjourned, any shareholder present at the Special Meeting shall be deemed present at any adjournment and that a majority of the shareholders present at any adjournment may approve any matter (excepting the election of directors). Therefore, under the Wyoming Business Corporation Act, there is no minimum number of shareholders which may approve the actions set forth herein.  Nevertheless, the majority shareholder of the Company, Hung Tsui Mei, holding 61,851,263 shares or 78.8%) has indicated that she intends to vote FOR approval of the Reverse Split, Name Change and Consent Amendment. If she does vote as indicated, approval of these matters is assured.

The Board of Directors fixed the close of business on February 28, 2011 as the record date for determining the shareholders entitled to notice of the above noted actions.

Distribution and Costs

We will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing, and the Special Meeting. In addition, we will only deliver one information statement to multiple shareholders sharing an address, unless we have received contrary instructions from one or more of the shareholders. Also, we will promptly deliver a separate copy of this Information Statement and future stockholder communication documents to any stockholder at a shared address to which a single copy of this Information Statement was delivered, or deliver a single copy of this Information Statement and future stockholder communication documents to any stockholder or shareholders sharing an address to which multiple copies are now delivered, upon written request to us at our address noted above.

Shareholders may also address future requests regarding delivery of Information Statements and/or annual reports by contacting us at the address first noted above.

Dissenters’ Right of Appraisal

Shareholders do not have the statutory right to dissent and obtain an appraisal of their shares under Wyoming law in connection with the Reverse Stock Split, the Name Change or Consent Amendment.

Effect of the Reverse Stock Split

The Reverse Stock Split would not affect the registration of our Common Stock under the Exchange Act, nor will it change our periodic reporting and other obligations thereunder. The number of shareholders of record would not be affected by the Reverse Stock Split. The Reverse Stock Split will not change the authorized number of shares of Common Stock, and there will be no change in the par value of our Common Stock.

The number of shares of our Common Stock issued and outstanding as of February 28, 2011 will be reduced following the effective date of the Reverse Stock Split in accordance with the following formula: every thirteen  shares (or such number ranging from 10 to 16 as determined by our board of directors following the Special Meeting) of our Common Stock owned by a stockholder will automatically be changed into and become one new share of our Common Stock. Fractional shares shall not be issued, but in lieu thereof shall be rounded to the nearest whole share, but not less than one whole share.

We currently have no intention of going private, and this proposed Reverse Stock Split is not intended to be a first step in a going private transaction and will not have the effect of a going private transaction covered by Rule 13e-3 of the Exchange Act. Moreover, the Reverse Stock Split does not increase the risk of us becoming a private company in the future. We will continue to be subject to the periodic reporting requirements of the Exchange Act following the Reverse Stock Split.  The Reverse Split will, it is hoped, increase the market price per share of our common stock and make our stock more appealing to institutional investors.

Reason for the Amendments

The Reverse Stock Split is being proposed to better position the Company for a future listing on a US stock exchange. The Company has not made application for listing nor discussed a listing with any such exchange, but understands that the share price for its common stock must have a minimum level, such as $3 or $4, or more, for a successful listing application. Our Common Stock has never actively traded. We cannot predict that the Reverse Stock Split will result in our Common Stock trading at the required price level. However, if the Reverse Split is effected at the one-for-thirteen ratio, we will have approximately 13,805,668 shares outstanding.1 Since Golden Stone Rising Limited had earnings per share for calendar 2009 of $4,804,554, this would result in about $.35 per share earnings.  This earnings per share level would likely cause the trading price of the Common Stock to be higher than without the Reverse Stock Split.

However, because we cannot predict future market conditions, nor the price at which our Common Stock may trade, we cannot be sure if the Reverse Stock Split will be sufficient to result in a trading price acceptable to any stock exchange. Furthermore, since we have not had any discussions with any stock exchange, we cannot give any assurance that our Common Stock would be accepted for listing. Our Common Stock is currently listed on the OTC Bulletin Board.

The Name Change is proposed in order to align our corporate name more closely with the business of our operating subsidiaries.

The Consent Amendment is being proposed to eliminate the need for a special or annual meeting of shareholders to ratify or approve shareholder matters. The Consent Amendment is permitted by Section 17-16-704(b) of the Wyoming Business Corporations Act, which provides that the written consent of shareholders holding at least a majority of the voting power may be substituted for such a special or annual meeting, but only if permitted by the Articles of Incorporation .  The adoption of the Consent Amendment is intended to eliminate in the future the costs and management time involved in holding a special or annual meeting, when the majority shareholders have determined to approve such action.

Federal Income Tax Consequences

We will not recognize any gain or loss as a result of the Reverse Stock Split.

The following description of the material federal income tax consequences of the Reverse Stock Split to our shareholders is based on the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this information statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the Reverse Stock Split. This discussion is for general information only and does not discuss the tax consequences that may apply to special classes of taxpayers (e.g., non-residents of the United States, broker/dealers or insurance companies). This discussion assumes the shares of Common Stock are held as capital assets, and were not acquired by the stockholder as compensation. The state and local tax consequences of the Reverse Stock Split may vary significantly as to each stockholder, depending upon the jurisdiction in which such stockholder resides. You are urged to consult your own tax advisors to determine the particular consequences to you.

We believe that the federal income tax effects of the Reverse Stock Split will be that a shareholder who receives a reduced number of shares of our Common Stock will not recognize gain or loss. With respect to a Reverse Stock Split, such a stockholder’s basis in the reduced number of shares of our Common Stock will equal the stockholder’s basis in its old shares of our Common Stock. The holding period of the post-effective Reverse Stock Split shares received will include the holding period of the pre-effective Reverse Stock Split shares exchanged.

Effective Date

The Reverse Stock Split and the increase in the number of authorized shares of Common Stock following the Reverse Stock Split shall become effective as of 5:00 p.m. Eastern Standard Time on the date we file the Amendments with the Wyoming Secretary of State. Accordingly, except for shareholders who currently hold fewer than three shares, on such date, all shares of Common Stock held by shareholders that were issued and outstanding on September 4 2007 will be, automatically and without any action on the part of shareholders, converted into new shares of Common Stock in accordance with the three-for-one exchange ratio. Also, on such date, shares of Common Stock owned by shareholders who currently own fewer than three shares of Common Stock will be automatically and without any action on the part of such stockholder, converted into one (1) new share of our Common Stock in accordance with the terms of the Reverse Stock Split.

ADDITIONAL INFORMATION

The Company has received no indication from any of its directors or non-employee directors of any intent to oppose any action to be taken by the Company. There have been no proposals for action submitted to the Company by any shareholders other than the proposal, which is the subject of this Information Statement.

Footnotes

1 The calculation of the outstanding shares is as follows: There were 8,525,000 shares outstanding immediately prior to the acquisition of Golden Stone Rising Limited. We issued 70,000,000 shares at the Closing, so that now there are 78,525,000 shares outstanding. Because our Articles of Incorporation only authorize the issuance of 80,000,000 shares of Common Stock, we also committed to issue an additional 100,948,684 shares as and when we were able to do so. The total outstanding which would be adjusted by the Reverse Stock Split is 179,473,684. The Reverse Stock Split, at a ratio of one-for-thirteen, would result in approximately 13,805,668 shares of New Common Stock.